Exhibit 9.1

AMENDMENT NO. 1

TO CONTROLLING STOCKHOLDERS AGREEMENT

This Amendment No. 1 to Controlling Stockholders Agreement (“First Amendment”) is dated as of April 13, 2006, by and among each of the holders of common stock (“common stock”) of CardioVascular BioTherapeutics, Inc., a Delaware corporation (“Cardio”), listed below as signatories hereof (each a “Stockholder” and collectively, the “Stockholders”).

R E C I T A L S

A. The Controlling Stockholders Agreement (“Agreement”) provides that a Stockholder may sell its Cardio common stock and that the purchaser of such stock would also be bound by the terms of the Agreement.

B. The Stockholders desire to amend the Agreement to permit a Stockholder to sell Cardio common stock into the established public market therefor without requiring the purchaser be bound by the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the Stockholders agree to amend the Agreement as follows:

1. Section 6.6(d) shall be, and hereby is, deleted in its entirety and the following substituted in lieu thereof:

“(d) This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided that any Stockholder may sell all or a portion of its shares of Cardio common stock (subject to the provisions of any applicable federal or state securities laws) into the established public market without restriction. Such shares of Cardio common stock, in the hands of the purchaser or transferee, shall not be subject to the legend requirement set forth in Section 6.4 of the Agreement and shall no longer be governed by the Agreement.”

2. Except as set forth above, there are no other amendments to the Agreement and the Stockholders republish the Agreement (as amended hereby) in its entirety.

IN WITNESS WHEREOF, this Agreement No. 1 to Controlling Stockholders Agreement has been executed by each of the parties hereto and shall be effective as of the date first above written.

/s/ Daniel C. Montano	/s/ Thomas Stegmann
Daniel C. Montano	Thomas Stegmann, M.D.

/s/ Wolfgang Priemer	/s/ Alexander G. Montano
Wolfgang Priemer, Ph.D.	Alexander G. Montano

/s/ Grant Gordon	/s/ Joong Ki-Baik
Grant Gordon	Joong Ki-Baik